EXHIBIT 99.1
#12-03

News Release
CONTACT:
Greg Powell
Vice President Investor Relations
B/E Aerospace
(561) 791-5000

B/E AEROSPACE WINS EXCLUSIVE BOEING AWARD;
PROGRAM ESTIMATED VALUE IN EXCESS OF $800 MILLION

WELLINGTON, FL, January 17, 2012 - B/E Aerospace (Nasdaq:BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced that The Boeing Company has selected B/E Aerospace to become the exclusive manufacturer of modular lavatory systems for Boeing’s 737 Next-Generation family of airplanes, as well as the 737 MAX which is expected to be introduced into service later this decade.  The estimated value of the award is in excess of $800 million, exclusive of retrofit orders, which are expected to be substantial.

The B/E Aerospace modular lavatory system (MLS) utilizes B/E Aerospace, patent pending, Spacewall® technology, which frees up floor space in the cabin, creating the opportunity to add up to six incremental passenger seats on each airplane.

The B/E Aerospace MLS will integrate the B/E Aerospace technologically advanced Aircraft Ecosystems® vacuum toilet, long-life B/E Aerospace LED lighting and B/E Aerospace tamper proof, state-of-the-art lavatory oxygen system.  B/E Aerospace Aircraft Ecosystem® vacuum toilets have 25 percent greater reliability than existing systems and components can be replaced in a few minutes, as compared to up to an hour for existing systems.

 “We are very pleased to have been selected by Boeing to become the sole-source supplier of lavatory systems for the Boeing 737 aircraft, the world’s best selling jet airplanes, and we look forward to continuing our long-standing relationship with Boeing to develop systems to enhance aircraft performance and passenger comfort.  The B/E Aerospace advanced modular lavatory system utilizes proprietary technologies that increase cabin floor space resulting in increased aircraft passenger placements, as well as improved reliability and simplified and speedier maintenance, resulting in increased aircraft flight hour availability.  Our lavatories are designed to increase airline revenue and yields while substantially improving the lavatory environment,” commented Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace.

“We expect to begin lavatory system deliveries for Delta Airlines’ new-buy 737s in the third quarter of 2013, and to ramp-up deliveries thereafter in an orderly fashion.  We intend to substantially accelerate our investments in our modular lavatory program and on the related waste water system programs in order to be in a position to produce significant quantities of lavatory systems by the end of 2012.  In addition, the Company is also stepping up its capital spending to support certain other SFE programs.  As a result of increased capital spending for plant, machinery, equipment, and tooling, as well as inventory build to support these programs, the Company is adjusting its free cash flow conversion ratio guidance for 2012 to approximately 80 to 85 percent of net earnings.”

“This award is part of our strategic focus to substantially increase our revenue content per aircraft through creative, sole-source product offerings.  With this award the value of SFE awards, which the Company has won, totals approximately $4.3 billion.  Our current record backlog of approximately $3.45 billion, along with unbooked SFE awards, totals approximately $7.7 billion, also a record.  We expect our SFE program awards to be generating up to approximately $400 million per year in revenues, exclusive of 737 lavatory retrofit programs, beginning in 2015.  These programs provide us with excellent visibility with respect to future revenue growth,” continued Mr. Khoury.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties.  The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings.  The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, the Company does not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The Company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate approximately 50 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.